HARVEY SAX
                                                Direct Dial: (404) 237-4646 x140
                                                E-mail: hsax@homecom.com

January 10, 2001

George Bokuchava
3189 Parkridge Crescent
Chamblee, GA 30341

          Re: Amendment to Employment Agreement of George Bokuchava ("Employee") with HomeCom Communications, Inc. (the "Company")

George:

Upon receipt of approval from the Board of Directors of the Company, your employment agreement shall be amended as follows:

     o In the event of termination for any reason other than for cause, including a constructive termination during a change in control, you will receive nine (9) months salary as severance payable at the time of termination.

     o For the purposes of this agreement, "cause" shall be defined as the occurrence of any of the following events: (a) willful misconduct or grossly negligent conduct by Employee which causes significant harm to the Company; or (b) conviction of the Employee of a felony.

     o For the purposes of this agreement, "change in control" shall be defined as (a) the Sale of the Company; (b) a liquidation or dissolution of the Company; (c) a declaration of bankruptcy by the Company under the federal bankruptcy laws; or (d) the cessation for any reason of individuals who, as of the date hereof, constitute the Board of Directors to constitute at least a majority of the Board of Directors, other than Directors who are appointed to the Board by the current sitting Board to replace a resigning member of the Board of Directors.


                                              Sincerely,

                                              HOMECOM COMMUNICATIONS, INC.



                                              By: ______________________
                                              Harvey Sax
                                              President and CEO